Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DANAHER CORPORATION,

TERMESSOS ACQUISITION CORP.

and

X-RITE, INCORPORATED

Dated as of April 10, 2012

i

ii

ANNEXES

Annex I – Conditions to the Offer

EXHIBITS

Exhibit A – Articles of Incorporation of Merger Sub

Exhibit B – Bylaws of Merger Sub

iii

This AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2012 (the “Agreement”), is by and among Danaher Corporation, a Delaware corporation (“Parent”), Termessos Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and X-Rite, Incorporated, a Michigan corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”), at a price of $5.55 per Share, net to the seller in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Per Share Amount”);

WHEREAS, following consummation of the Offer, Merger Sub shall merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), in accordance with the Michigan Business Corporation Act (the “MBCA”), pursuant to which each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the Offer, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub and, to the extent applicable, adopt this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders have delivered to Parent and Merger Sub support agreements (the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE TENDER OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable following the execution of this Agreement, and in any event within five (5) Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer.

(b) The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Date that number of Shares validly tendered and not withdrawn which, together with the Shares beneficially owned by Parent or Merger Sub, if any, shall represent at least a majority of the Shares then outstanding on a fully diluted basis (including as outstanding only options that are vested as of that date or that may vest prior to the End Date, if any, including as a result of the transactions contemplated hereby) (the “Minimum Condition”) and (ii) the satisfaction of those conditions set forth in Annex I (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(c) Parent on behalf of Merger Sub expressly reserves the right from time to time, subject to Sections 1.1(c) and 1.1(e), to waive any Tender Offer Condition, increase the Per Share Amount and/or make any other changes to the terms and conditions of the Offer; provided that without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, (v) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions (other than the Minimum Condition)), (vi) decrease the time period during which the Offer shall remain open, or (vii) modify or amend any other term of the Offer, except for any amendment required to be made to be in compliance with any Law, which amendment is not adverse to the Company’s stockholders.

(d) On the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). Parent, Merger Sub and the Company each agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub shall, and Parent further agrees to cause Merger Sub to, use reasonable best efforts to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC and Parent and Merger Sub shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by the Company and its counsel. Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and Parent and Merger Sub shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by the Company and its counsel.

(e) The Offer to Purchase shall provide for an expiration date of the 20th Business Day following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this agreement, the “Expiration Date”). Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 8.1 hereof. Except as provided in this Section 1.1(e), Merger Sub shall not, and Parent shall cause Merger Sub not to, extend or delay the Expiration Date (or expiration time) without the prior written consent of the Company. Notwithstanding the foregoing, Merger Sub and Parent may, without receiving the consent of the Company, extend the Expiration Date for any period required by applicable rules and regulations of the SEC, the NASDAQ Global Market (“NASDAQ”) or any other stock exchange or automated quotation system applicable to the Offer. In addition, if, on any Expiration Date the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, then Merger Sub and Parent shall extend the Offer from time to time until the fifth Business Day after the expiration or termination of the applicable waiting period under the HSR Act. So long as the Offer and this Agreement have not been terminated pursuant to Section 8.1, if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after such previously scheduled Expiration Date; provided that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the three (3) month anniversary of the date hereof (the “End Date”).

(f) Subject solely to the satisfaction or waiver (to the extent permitted by this Agreement) by Merger Sub of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(e)), accept for payment Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date,” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) and promptly pay for such Shares. Parent shall, or shall cause Merger Sub to, provide or cause to be provided to the Paying Agent on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. In the event the Acceptance Date occurs but Parent does not acquire a number of Shares sufficient to enable a Short Form Merger (as defined in Section 2.8) to occur, Merger Sub may provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent which shall be not less than three (3) nor more than twenty (20) Business Days in the aggregate; provided that Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during the initial offering period and immediately accept and promptly pay for all Shares tendered during each such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act.

Section 1.2 Company Action.

(a) The Board of Directors, at a duly called and held meeting has unanimously adopted resolutions: (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders (including under Article VII of the Company’s Articles of Incorporation), and declaring it advisable, to enter into this Agreement; (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger (including under Article VII of the Company’s Articles of Incorporation); (iii) approving the Recommendation; (iv) rendering the limitations on business combinations contained in Section 780 of the MBCA and Article VI of the Company’s Articles of Incorporation (including determining that this Agreement is a “memorandum of understanding” under Paragraph B of such Article) inapplicable to the Offer, this Agreement and the transactions contemplated hereby and thereby; (v) electing that the Offer, the Merger, this Agreement and the Support Agreements and the transactions contemplated hereby and thereby, to the extent of the Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement, the Support Agreements or the transactions contemplated hereby and thereby; and (vi) authorizing and approving the Top-Up Option and the issuance of the Top-Up Shares thereunder. Unless and until a Change of Recommendation has taken place in accordance with the terms of this Agreement, the Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and the Company hereby consents to the inclusion of the Recommendation in the Offer Documents.

(b) On the date of commencement of the Offer if practicable and otherwise not later than the fifth (5th) Business Day following the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company shall use its reasonable best efforts to cause such Schedule 14D-9 to be disseminated to the stockholders of the Company concurrently with the Offer Documents, and in any event will cause such Schedule 14D-9 to be disseminated to the stockholders of the Company as promptly as possible. Subject to any Change of Recommendation in accordance with this Agreement, the Schedule 14D-9 and the Offer Documents shall contain the Recommendation. The Company agrees to promptly correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and the Company shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by Parent, Merger Sub and their counsel.

(c) In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement (and in any event within three (3) Business Days) furnish Parent with a list of its stockholders of record, mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of the most recent practicable date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listing and files in accordance with the confidentiality agreement, dated as of January 29, 2012, between the Company and Parent (the “Confidentiality Agreement”) and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control.

Section 1.3 Directors. Effective upon the acceptance for payment by Parent or Merger Sub for all Shares validly tendered and not withdrawn pursuant to the Offer which represent at least a majority of the Shares outstanding on a fully diluted basis (including as outstanding only options that are vested as of that date or that may vest prior to the End Date, if any), and from time to time thereafter as Shares are acquired by Parent or Merger Sub, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors equal to at least that number of directors which equals the product of (i) the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company and to the number of the Independent Directors specified below) and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent or any Affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least two (2) directors who are directors on the date hereof who are neither officers of the Company nor designees, stockholders, Affiliates or associates (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the “Independent Directors”); provided further, that if there is in office only one Independent Director, the Board of Directors will take all reasonable action necessary to cause a person designated by the remaining Independent Director to fill such vacancy who shall be neither an officer of the Company nor a designee, stockholder, Affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if no Independent Directors remain, the other directors shall designate two persons to fill the vacancies who shall be neither an officer of the Company nor a designee, stockholder, Affiliate or associate of Parent, and each such person shall be deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company will, subject to any limitations imposed by applicable Law, also cause (a) each committee of the Board of Directors, (b) the board of directors of each of the Subsidiaries and (c) each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the Board of Directors. The Company shall take all reasonable action necessary to cause Parent’s designees to be so elected including, upon request by Parent, subject to the Company’s Articles of Incorporation, promptly increasing the size of the Board of Directors or exercising its best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3. Subject to applicable Law, and subject to Parent supplying the Company with the information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder within five (5) Business Days after the date of commencement of the Offer, the Company shall take all action necessary pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall mail to the Company’s stockholders no later than ten (10) days prior to the initial Expiration Date of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (v) amend or terminate this Agreement on behalf of the Company, (w) exercise or waive any of the Company’s rights or remedies hereunder, (x) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (y) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors or (z) approve any other action by the Company which could adversely affect the interests of the stockholders of the Company (other than Parent or Merger Sub) with respect to this Agreement and the transactions contemplated hereby. The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the reasonable expense of the Company as determined appropriate by the Independent Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Time, to institute any Action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

Section 1.4 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the
“Top-Up Option”) exercisable only on the terms and conditions set forth in this Section 1.4, to purchase at the Per Share Amount up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of the exercise of the Top-Up Option, shall constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis; provided, however, that the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (including as outstanding only options that are vested as of that date or that may vest prior to the End Date, if any). The Top-Up Option shall be exercisable only once, in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice, specifying (i) the number of Shares owned by Parent and its Subsidiaries at the time of such notice (giving effect to the acceptance of Shares in the Offer) and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear interest at a rate per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by Federal or state securities Laws.

(c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act and that all such Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.4(d) shall be null and void.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Michigan law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m., Central Time, on a date (the “Closing Date”) which shall be not later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if, as of or immediately following the Acceptance Date, the exercise of the Top-Up Option or the expiration of any subsequent offering period pursuant to Section 1.1(f), a Short Form Merger is available pursuant to Section 2.8 hereof and Section 711 of the MBCA, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Section 7.1, occur no later than the Business Day immediately following the Acceptance Date, the exercise of the Top-Up Option or the expiration of such subsequent offering period, as applicable.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Michigan Department of Licensing and Regulatory Affairs, in such form as is required by the MBCA (the date and time of such filing, or such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA.

Section 2.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the articles of incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be X-Rite, Incorporated and the provision in the articles of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to X-Rite, Incorporated.

Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.8 Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.1 hereof, if, at any time following the Acceptance Date, Parent, or any direct or indirect Subsidiary of Parent, shall own at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 711 of the MBCA (such Merger, a “Short Form Merger”).

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Shares. Each Share outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 3.1(b), shall be converted automatically into and shall thereafter represent the right to receive in cash an amount equal to the Per Share Amount, without any interest thereon (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company (which approval shall not be unreasonably withheld) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Company Equity Awards, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Certificates pursuant to the provisions of this Article III and (ii) the Option and Stock-Based Consideration payable pursuant to Section 3.3(b) (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than two (2) Business Days following the Closing Date, the Paying Agent shall (x) mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that, in the case of certificated Shares, delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Paying Agent may agree and which are reasonably satisfactory to the Company), and (B) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and (y) pay to each holder of a Company Stock Option or Company Equity Award, a check in an amount due and payable to such holder pursuant to Section 3.3 hereof in respect of such Company Stock Option or Company Equity Award.

(ii) Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). Parent and Merger Sub shall pay all stock transfer Taxes with respect to the sale and transfer of any Shares; provided, however, that in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed or otherwise in proper form for transfer and in each case accompanied by evidence to the satisfaction of the Paying Agent that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options or Company Equity Awards, such amounts as are required to be withheld or deducted and paid over to the applicable Governmental Entity under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Company Equity Awards, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares and Company Stock Options or Company Equity Awards for twelve (12)

months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration and, if applicable, Option and Stock-Based Consideration, without any interest thereon, upon due surrender of their Shares or, if applicable, such Company Stock Options or Company Equity Awards.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares, Company Stock Options or Company Equity Awards for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any Claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(h) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Consideration and Per Share Amount shall each be equitably adjusted.

Section 3.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Each option to purchase Shares (collectively, the “Company Stock Options”) granted under the Company stock option plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law) in cash equal to the product of the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by the total number of Shares subject to such Company Stock Option, if the award would otherwise vest solely upon the continued employment of the holder.

The aggregate amount of such cash received in accordance with this Section 3.3(a) shall hereinafter be referred to as the “Option Consideration.” If the exercise price per Share of any such Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Immediately prior to the Effective Time, each award of restricted stock (“Company Restricted Shares”), restricted stock units (“Company RSUs”) and other equity-based awards excluding Company Stock Options (collectively, the “Company Equity Awards”):

(i) shall vest in full, if the award would otherwise vest solely upon the continued employment of the holder, or

(ii) shall vest as if the target level of performance had been achieved, if the award would otherwise vest, in whole or in part, upon any criteria other than solely by the continued employment of the holder.

The vested Company Equity Awards received under this Section 3.3(b) shall then be converted into the right to receive the Merger Consideration as provided in Section 3.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”). At the Effective Time, all Company Equity Awards and all Company Stock Options, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, without any action on the part of any parties, and each holder of a Company Equity Award or a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option and Stock-Based Consideration.

(c) Prior to the Effective Time, the Company will adopt such resolutions and take all actions as may reasonably be required to effectuate the actions contemplated by this Section 3.3.

Section 3.4 Treatment of Employee Stock Purchase Plan. The Company shall take all actions reasonably necessary to provide that with respect to the Company Amended and Restated Stock Purchase Plan (“ESPP”): (i) no participant may elect to participate in the ESPP after the date of this Agreement; (ii) participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement; (iii) no Purchase Period (as defined in the ESPP) shall commence under the ESPP following the date of this Agreement; (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate immediately following the end of the Purchase Period in effect on the date of this Agreement; provided that all amounts allocated to each participant’s account under the ESPP as of the Effective Date shall thereupon be used to purchase from the Company whole Shares immediately prior to the Effective Time at the applicable price under the ESPP for the then outstanding Purchase Period using such date as the final purchase date for such Purchase Period; (v) as promptly as reasonably practicable following the purchase of Shares in accordance with the preceding clause (iv), return to participants the funds, if any, that remain in the participants’ accounts after such purchase; and (vi) the ESPP shall terminate immediately prior to the Effective Time so that no further purchase rights shall be granted or exercised under the ESPP thereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Filings filed prior to the date of this Agreement (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K and any disclosures in any such Company SEC Filing under the heading “risk factors” or any disclaimers made in such Company SEC Filing as to the use of forward-looking or predictive statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995) or (ii) in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) immediately prior to the execution of this Agreement (providing that a matter disclosed in the Company Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is on its face reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Offer or the Merger. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s Articles of Incorporation and the Third Amended and Restated Bylaws, each as amended through the date hereof and currently in effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any event, change, occurrence, development, circumstance or effect (each, an “Event”) that (x) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include: an Event to the extent resulting from (A) changes in general legal, tax, economic, political and/or regulatory conditions, including any changes generally effecting the securities, credit or financial markets in general, (B) an Event generally affecting the industry or industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries, (C) the announcement of this Agreement and the transactions contemplated hereby (including the Offer and the Merger), including any adverse change in customer, employee, supplier, financing source, licensor, licensee, joint venture partner or similar relationship arising therefrom, including as a result of the identity of Parent or any of its Affiliates as the acquirer of the Company, (D) the taking of any specific action expressly required by this Agreement, or action taken, or failure to act, to which Parent has consented in writing, (E) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement, (F) changes in GAAP or the interpretation thereof, (G) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (H) any failure by the Company to meet internal or published projections, forecasts or revenue or earning predictions for any period ending on or after the date of this Agreement, in and of itself, or (I) a decline in the price or average daily trading volume of the Shares on NASDAQ or any other trading market, in and of itself; provided that any of the underlying causes of such changes or failure in clauses (H) or (I) above shall not be excluded from the determination of a Company Material Adverse Effect by virtue of such clauses; and provided further that, nothwithstanding the foregoing, any matter described in clauses (A), (B), (E) or (F) above shall not be excluded from the determination of a Company Material Adverse Effect to the extent that such matter disproportionately affects the Company and the Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry or industries in which the Company and its Subsidiaries conduct business or (y) would prevent the consummation of the Offer or the Merger.

Section 4.2 Subsidiaries. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite and corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operations of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Offer or the Merger. Section 4.2 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 4.2 of the Company Disclosure Schedule sets forth, for each Subsidiary, (A) the number and type of any capital stock of, or other voting or equity interests in, such Subsidiary that is outstanding as of the date hereof and (B) the number and type of shares of capital stock of, or other voting or equity interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. Except for the capital stock of, or other voting or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting or equity interests in, any person. All of the outstanding equity interests in each Subsidiary (i) have been duly authorized, validly issued and, if applicable, are fully paid and nonassessable, (ii) are owned free and clear of all Liens (other than Permitted Liens), (iii) are not subject to any preemptive rights or any other restriction and (iv) were not issued in violation of any applicable Law, preemptive rights, the organizational documents of such Subsidiary or any Contract.

Section 4.3 Capital Stock.

(a) As of the date of this Agreement, the Company’s authorized stock consists of 150,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.10 per share (the

“Preferred Stock”), of which (i) 86,281,412 Shares were issued and outstanding (of which an aggregate of 379,828 are Company Restricted Shares); (ii) no shares of Preferred Stock were issued and outstanding; (iii) 12,305,286 Shares were reserved for issuance under the Company’s stock option plans (consisting of 6,670,186 Shares reserved for issuance upon the exercise of Company Stock Options, 382,898 Shares reserved for issuance upon the vesting of Company RSUs and 5,252,202 Shares reserved for future grants); (iv) no Shares were held in treasury; and (v) 674,638 Shares were reserved for issuance under the ESPP. Except as set forth in the preceding sentence, the Company does not have any other shares of its capital stock or other equity interests issued, reserved for issuance or outstanding. Since the date of this Agreement, no Shares, Company Restricted Shares, shares of Preferred Stock, Company Stock Options or Company RSUs have been issued or granted (other than Shares issued in connection with the exercise of Company Stock Options or Company Equity Awards outstanding as of the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement). All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Shares are the only class of authorized stock of the Company entitled to vote in matters submitted stockholders. No Subsidiaries of the Company own any Shares or any other equity interests of the Company.

(b) There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement or arrangement relating to any equity interest, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) register any shares of capital stock or other equity interests of the Company or of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests.

(c) Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the close of business on April 4, 2012, the following information: each Company Stock Option and each Company Equity Award outstanding and unexercised as of the date hereof, which list specifies (i) the name of the holder, (ii) the number of Shares subject to such equity interest, (iii) the exercise price of such Company Stock Option, (iv) the applicable vesting schedule and (v) the target number of Company Equity Awards.

(d) Except for direct and indirect wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement.

(e) Except for awards to acquire Shares under the stock option plans referred to in subsection (d) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

(g) The Shareholder Protection Rights Agreement, dated as of March 29, 2002, between the Company and Computershare Trust Company, N.A., as amended (the “Rights Agreement”) terminated and the associated rights distributed to the Company’s shareholders (the “Rights”) expired pursuant to the terms of the Rights Agreement on March 29, 2012, and the Rights Agreement has not been renewed.

(h) Prior to the Acceptance Time, the Company shall enter into irrevocable agreements with the requisite number of holders of equity interests to terminate the Key Stockholder Agreements, which termination shall be conditioned solely upon the occurrence of the Closing, and the Company shall make available to Parent a complete and correct copy of such agreements to terminate the Key Stockholder Agreements.

Section 4.4 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors at a duly held meeting has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders (including under Article VII of the Company’s Articles of Incorporation), and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger (including under Article VII of the Company’s Articles of Incorporation); (iii) resolved to recommend that the stockholders of the Company tender their Shares in the Offer or otherwise approve the adoption of this Agreement (the “Recommendation”) and directed that to the extent required by the MBCA this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting; (iv) rendered any Takeover Laws and the limitations on business combinations contained in Section 780 of the MBCA and Article VI of the Company’s Articles of Incorporation (including determining that this Agreement is a “memorandum of understanding” under Paragraph B of such Article) inapplicable to the Offer the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby in reliance on the accuracy of Section 5.7 hereof; and (v) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares thereunder. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions hereunder by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, arbitrator, body, entity, authority or stock exchange (each, a “Governmental Entity”) or NASDAQ other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement, if applicable, in connection with the Company Stockholder Approval, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 4.4(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect, or (B) prevent or materially delay the consummation of the Offer or the Merger. The approvals of the Board of Directors referred to in Section 4.4(a) constitute all necessary approvals of the Board of Directors such that no restrictions of any Takeover Laws apply to the Company with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(c) Assuming compliance with the matters referenced in Section 4.4(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, the consummation by Parent of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any written or oral loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license or other legally binding arrangement (each, a “Contract”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Offer or the Merger.

Section 4.5 SEC Filings; Financial Statements; Internal Controls.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the Company has filed or furnished on a timely basis all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented prior to the date hereof, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Company’s Subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, the Company has not received any written or, to the Company’s knowledge, oral notice from the SEC that any of the Company SEC Filings is the subject of any ongoing review by the SEC and as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any Company SEC Filing.

(b) Each of the consolidated financial statements contained in the Company SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which, individually or in the aggregate, would not be material). The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP (to the extent applicable).

(c) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2010.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) satisfy the requirement of Rule 13a-15 under the Exchange Act and are reasonably effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities . Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2011, including the notes thereto, neither the Company nor any of its Subsidiaries of the Company has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (x) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, or (y) incurred since December 31, 2011 in the ordinary course of business and in a manner consistent with past practice, or (z) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Since January 1, 2008, the Company and each of its Subsidiaries have been in compliance with and have not been in default under or in violation of any applicable federal, state, local or foreign or other law, statute, ordinance, code, rule, regulation, judgment, order, award, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, (i) reasonably be expected to have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger.

(b) The Company and its Subsidiaries are in possession of, and are in compliance with, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any Company Permit or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are in full force and effect, except where the failure to have any Company Permit or be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, since January 1, 2008, neither the Company, any Subsidiary, nor any other person acting on their behalf, violated or made any unlawful payment under any anti-bribery, anti-corruption or similar Laws and, since January 1, 2008, neither the Company nor any Subsidiary has received any written notice from a Governmental Entity that alleges any of the foregoing.

Section 4.8 Employee Matters.

(a) Section 4.8 of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material pension, retirement, incentive, bonus, employment, consulting, change in control, retention, severance, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company or any Subsidiary (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by the Company or any Subsidiary, or under which the Company or any Subsidiary has any material obligation or liability, whether actual or contingent (each a “Company Benefit Plan”). The Company has made available to Parent copies of all material documents evidencing the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents, to the extent applicable.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no Event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company could be subject to any material liability (other than for routine benefit claims and appeals) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans.

(c) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no Event has occurred that would reasonably be expected to result in a disqualification of any such Company Benefit Plan, (ii) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that would reasonably be expected to result in material liability to the Company, and (iii) no suit, administrative proceeding, Action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims and appeals).

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. The Company has no liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. Neither the Company nor any ERISA Affiliate would incur aggregate withdrawal liability under Title IV of ERISA in excess of $1.5 million if the Company and each ERISA Affiliate were to completely withdraw (within the contemplation of Section 4203 of ERISA) from each multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which the Company or any ERISA Affiliate has an obligation to contribute, such liability to be determined based on a statement of withdrawal liability provided by such multiemployer plan’s trustee to the Company or an ERISA Affiliate with respect to an assumed complete withdrawal in 2012 or by a mutually agreed upon independent actuary based on the latest available information updated based on reasonable and prudent assumptions made by such actuary. For this purpose, “ERISA Affiliate” means any person who, together with the Company or any Subsidiary, is treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code.

(e) The consummation of any of the transactions contemplated by this Agreement, alone or in combination with a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any material liability under any Company Benefit Plan, or accelerate the time of payment or funding or vesting or increase the amount of compensation or benefits due to any such person. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of any of the transactions contemplated by this Agreement, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Acceptance Time for any Taxes imposed under Section 4999 or 409A of the Code.

(f) Except as required by Law, no Company Benefit Plan or any other arrangement provides any post-employment medical, welfare or life insurance benefit coverage.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Benefit Plan”), the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(h) There is no pending or, to the knowledge of the Company, threatened (i) strike, (ii) work stoppage, or (iii) other labor dispute against the Company that may interfere with the business activities of the Company, except in the case of (iii) where such dispute would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.8(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or collective bargaining relationship with any labor organization.

Section 4.9 Absence of Certain Changes or Events . Since December 31, 2011, except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been (a) any Company Material Adverse Effect or (b) any action taken by the Company or any of its Subsidiaries during the period from January 1, 2012 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1 hereof.

Section 4.10 Investigations; Litigation . As of the date of this Agreement, there is no Action pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no Actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, or against any present or former officer, director or, to the knowledge of the Company, employee of the Company or any of its Subsidiaries in such individual’s capacity as such, that, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, (i) reasonably be expected to have a Company Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Offer or the Merger.

Section 4.11 Schedule 14D-9, Offer Documents; Proxy Statement . None of the information supplied or to be supplied in writing by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents and the Proxy Statement will, at the times such documents are filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will not, at the time the Schedule 14D-9 or Proxy Statement is filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer or the completion of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or their Representatives which is contained in the Schedule 14D-9. The Schedule 14D-9 and the Proxy Statement will, at the time the Schedule 14D-9 or Proxy Statement is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.12 Tax Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) the Company and each of its Subsidiaries have paid or adequately reserved in accordance with GAAP all Taxes that are required to be paid by any of them; (iii) as of the date of this Agreement, there is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, there is no audit or investigation currently in progress or pending with respect to any liability of the Company or any of its Subsidiaries for Taxes, and neither the Company nor any its Subsidiaries has received any written notice indicating any intent to open an audit (or other review); (iv) neither the Company nor any of its Subsidiaries has waived or agreed to any extension of any statute of limitations for the assessment or collection of any Tax of the Company or any Subsidiaries for any taxable period that remains open to assessment; (v) neither the Company nor any of its Subsidiaries has participated in (x) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or (y) any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) a principal purpose of which was tax avoidance; (vi) for all periods through the date hereof, the Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Entity all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign); (vii) neither the Company nor any of its Subsidiaries has liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (except with respect to Contracts (or otherwise) entered into in the ordinary course of business); and (viii) all related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Tax Law, and the Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Tax Law.

(b) As used in this Agreement, (i) “Tax” or, collectively, “Taxes” means (A) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Entity with respect to such amounts; and (B) any liability for the payment of any amount of a type described in clause (A) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, amended return or declaration of estimated Taxes.

Section 4.13 Intellectual Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries owns all right, title and interest in and to, or has the right to use, through a written and enforceable license agreement, all Intellectual

Property used in or necessary to the conduct of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) in substantially the same manner as such business is conducted on the date hereof. (i) No written claim of invalidity or conflicting ownership rights with respect to any material Company Intellectual Property has been made by a third party and no such material Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened Action, suit, Claim, investigation or other proceeding; (ii) no person or entity has given written notice to the Company or any of its Subsidiaries that the use of any Company Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or violating, in any material way, any Intellectual Property right of any other person, or that the Company or any of its Subsidiaries has, in any material way, misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) to the knowledge of the Company, the use of any Company Intellectual Property by the Company and its Subsidiaries and the conduct of the business of the Company and its Subsidiaries does not, and during the three (3) years prior to the date hereof, did not, infringe or violate any Intellectual Property right of any third party, and does not involve, in any material way, the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; and (iv) to the knowledge of the Company, no third party is and, during the three (3) years prior to the date hereof, was infringing or misappropriating any material Company Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all registered Company Intellectual Property (or Company Intellectual Property for which applications for registration have been filed) owned by the Company or any of its Subsidiaries, and the Company or one of its Subsidiaries owns all right, title and interest in and to all such Intellectual Property, free and clear of any Liens, other than Permitted Liens. To the Company’s knowledge, all Company Intellectual Property listed on Section 4.13(b) of the Company Disclosure Schedule is valid and enforceable in all material respects.

(c) The Company’s and its Subsidiaries’ respective products and services do not make use of any open source software in a manner that would, with respect to such products and services, impose any condition on the right of the Company or any of its Subsidiaries to use or exploit the same or obligate the Company or any of its Subsidiaries to (i) disclose or distribute in source code form any portion thereof, (ii) license or offer on a royalty-free basis any portion thereof, or (iii) grant any patent rights or rights to modify or reverse engineer.

Section 4.14 Assets and Properties . Section 4.14 of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property, the Company or Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens and customary easements, covenants and restrictions recorded in the public records in the county and state where the Owned Real Property is located. The Company and each of its Subsidiaries has good title to, or a valid leasehold interest in, as applicable all personal property and assets used in their respective businesses, free and clear of all Liens, except Permitted Liens, and all such assets are sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, except for minor defects in title which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.15 Opinions of Financial Advisors . The Board of Directors of the Company has received the opinion of Centerview Partners LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, the Per Share Amount to be received by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) in the Offer and the Merger, is fair, from a financial point of view, to such holders, subject to the assumptions, qualifications and limitations set forth therein.

Section 4.16 Required Vote of the Company Stockholders . If approval by the Company’s stockholders is required under the MBCA to adopt and approve the Agreement and thereby approve the Merger, assuming the accuracy of Section 5.7 hereof, the affirmative vote of the holders of at least a majority of the outstanding Shares is the only vote of holders of securities of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 4.17 Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by: (i) any Contract relating to indebtedness for borrowed money and any financial guaranty, indenture, credit agreement, loan agreement, security agreement, letter of credit, capital lease, debenture, note, mortgage or other similar Contract relating, in each case, to amounts in excess of $1,000,000; (ii) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any material respect in any business line or in any geographic area; (iii) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (iv) any Contract that involved expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $2,000,000 in the last fiscal years or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $2,000,000 in the current or any future fiscal year; (v) any Contract that involved, since January 1, 2009, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (vi) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (vii) any material joint venture or partnership Contract; (viii) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ix) any Contract that contains a license in respect of material Intellectual Property licensed to the Company or any of its Subsidiaries (but excluding licenses of commercially available, off-the-shelf software used in the operation of the Company’s or its Subsidiaries’ business and excluding end user licenses granted by the Company or its Subsidiaries on standard forms in the ordinary course of business); (x) any Contract with one of the top thirty-five (35) customers that contains most favored customer pricing provisions; (xi) any Contract that grants any right of first offer or refusal with respect to any material assets; (xii) any Contract with any Affiliate or any holder of 5% or more of the Company’s outstanding Shares; or (xiii) any Contract for the lease or sublease of any material real property ((A) all Contracts of the type described in this Section 4.17(a) and (B) except with respect to the first sentence of Section 4.17(b), any Contract that contains a license in respect of material Company Intellectual Property that is otherwise not covered in this Section 4.17(a), being referred to herein as, collectively, “Company Material Contracts”).

(b) As of the date hereof, true and complete copies of all Company Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent. Except as have not had or would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in material breach of or material default under, and no Event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, the terms of any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company has not received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate, or not renew, any Company Material Contract, and (B) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.18 Finders or Brokers. Except for Centerview Partners LLC, neither the Company nor any of its Subsidiaries has employed or has any Contract with any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or any other transactions contemplated by this Agreement. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Centerview Partners LLC pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby.

Section 4.19 Environmental Matters.

(a) Except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws since January 1, 2008; (ii) the Company and its Subsidiaries possess and, since January 1, 2008, have complied with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (iii) neither the Company nor any of its Subsidiaries is or, since January 1, 2008, has been in violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law; (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any Actions, suits or proceedings pending or, to the knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, sold, installed, released, or exposed any person to, any Hazardous

Substances, or products containing any Hazardous Substances, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, so as to give rise to any current or future liabilities pursuant to any Environmental Laws. To the knowledge of the Company, the Company has furnished to Parent copies of all material environmental audits, assessments and reports and all other material environmental documents relating to the past or current operations, real properties or facilities of the business or the Company and any Subsidiary which are in its possession or control.

(b) As used herein, the term “Environmental Law” means, as currently in effect, any applicable Law (i) concerning occupational health and safety, pollution or the protection of the environment, (including air, water, soil and natural resources) or (ii) the use, storage, handling, release or disposal of Hazardous Substances. As used herein, the term “Hazardous Substance” means any chemical, material, or substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or for which material liability or standards of conduct may be imposed, under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos, silica, radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls.

(c) This Section 4.19 contains the exclusive representations and warranties with respect to environmental matters.

Section 4.20 Affiliate Relationships. Except as set forth in Section 4.20 of the Company Disclosure Schedule, since January 1, 2011 and prior to the date hereof, no event has occurred and no Contract has been entered into that would be required to be reported as a “Certain Relationship” or “Related Transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially impair the ability of Parent or Merger Sub to satisfy the Tender Offer conditions or the conditions precedent to the Merger, to obtain financing for the

Offer or the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the organizational or governing documents of Parent and Merger Sub, each as amended through the date hereof.

Section 5.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer and the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or New York Stock Exchange, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act and any other antitrust, competition or similar laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 5.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 5.2(b) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Parent or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) of this subsection, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Investigations; Litigation. As of the date of this Agreement, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate a Parent Material Adverse Effect.

Section 5.4 Offer Documents, Schedule 14D-9.

(a) None of the Offer Documents will, at the time such documents are filed with the SEC or such documents are mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, at the time such documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5 Availability of Funds. Parent has the financial ability and will have available at Closing sufficient cash in immediately available funds to pay the Merger Consideration and all costs, fees and expenses necessary to consummate the transaction contemplated by this Agreement. Parent expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder is not subject to any condition or contingency with respect to financing.

Section 5.6 Solvency. Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Corporation as a result of the Merger and the other transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement, with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation. For purposes of this Agreement “Solvent” when used with respect to the Surviving Corporation, means that, immediately following the Effective Time, (a)(i) the fair value of the assets of the Surviving Corporation will exceed the amount of all liabilities, contingent or otherwise, of the Surviving Corporation, and (ii) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) the Surviving Corporation will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) the Surviving Corporation will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,”(a) “Debt” means liability on a “Claim;” and (b) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

Section 5.7 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or ever has been, an “interested shareholder” of the Company as defined in Section 778(2) of the MBCA or as defined in Article VI of the Company’s Articles of Incorporation. None of Parent nor any of its Subsidiaries owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 5.8 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a wholly-owned Subsidiary of Parent. The common stock of Merger Sub is the only class of authorized stock of Merger Sub entitled to vote in matters submitted to stockholders. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent, or a wholly-owned Subsidiary or Parent, may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the articles of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 5.10 SEC Filings; Financial Statements.

(a) Except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2011 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of Parent’s Subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which would not reasonably be expected to have a Parent Material Adverse Effect).

Section 5.11 Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and have not been disclosed.

Section 5.12 Finders or Brokers. Neither Parent nor Merger Sub has employed or has any Contract with any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company would have any liability prior to Closing.

Section 5.13 Limitation on Warranties. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof until the earlier of the Effective Time and the date on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of NASDAQ, (ii) as may be agreed in writing by Parent (which shall not be unreasonably withheld or delayed), (iii) as expressly required by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice, and that the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed except with respect to clauses (i), (ii), (iii), (iv), (ix) and (xxii) of this Section 6.1(b)), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, equity interests, property or a combination thereof) with respect to any of its equity interests (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company), or enter into any agreement with respect to the voting of its equity interests;

(ii) merge or consolidate with any other person, except for any such transactions involving only the Company and/or wholly-owned Subsidiaries of the Company;

(iii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) acquire by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of operating assets of any other person in any transaction or series of related transactions, or make any loans, advances or capital contributions to or investments in any person, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth on the Company Disclosure Schedule (on the terms in effect on the date hereof);

(v) except as required by existing written agreements or Company Benefit Plans on terms in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) increase the compensation or other benefits payable or provided to any employees, consultants, current or former directors or officers of the Company or any of its Subsidiaries, (B) enter into any new employment, change of control, bonus, severance, retention, retirement or similar agreement with any employee, consultant, current or former director or officer of the Company or any of its Subsidiaries, (C) issue, sell, deliver, grant or commit to issue, sell, deliver or grant any equity or equity-based awards that may be settled in Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares or other Company securities or Subsidiary securities, (D) accelerate the vesting or payment of, take action to fund, any compensation payable or benefits to become payable or provided to any employees, consultants, current or former directors or officers of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (E) terminate, increase benefits under or materially amend any existing, or adopt any new, Company Benefit Plan or any other employee benefit arrangement, other than changes that do not increase the costs of any such Company Benefit Plan or other employee benefit arrangement, or (F) hire any new employees, except in the ordinary course of business consistent with past practice with respect to employees with an annual base salary and incentive compensation opportunity not to exceed $100,000;

(vi) enter into or make any loans, advances or capital contributions to or investments in (A) officers, directors, employees, agents or consultants, in the case of this clause (A) other than advances of expenses in the ordinary course of business consistent with past practice, or (B) any other person (other than the Company or any direct or indirect wholly-owned Subsidiary), in the case of this clause (B) other than loans, advances, capital contributions or investments made pursuant to Contracts as and to the extent in effect as of the date hereof set forth in the Company Disclosure Schedule;

(vii) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, or revalue any of its material assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice), except as required by, or to conform to, GAAP, SEC rule or policy or applicable Law;

(viii) settle, release, waive or compromise any pending or threatened litigation or other proceedings before a Governmental Entity or otherwise (A) for an amount in excess of $1,000,000, individually, or $5,000,000 in the aggregate, or (B) that entails the incurrence of any material obligation or material restriction (other than the payment of money) on the Company or its Subsidiaries following the Effective Time;

(ix) adopt any amendments to (A) the Company’s Articles of Incorporation or Third Amended and Restated Bylaws or (B) the organizational or governing documents of any of the Company’s Subsidiaries other than, in the case of clause (B), immaterial amendments required by applicable Law;

(x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other equity interests in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or equity interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under any existing Company Benefit Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding and as in effect on the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options and settlement of any Company Equity Awards outstanding on the date hereof (on the terms in effect on the date hereof) or as may be granted after the date hereof as permitted under this Section 6.1(b) and (B) the acquisition of Shares from a holder of a Company Stock Option or Company Equity Awards outstanding and as in effect on the date hereof in satisfaction of withholding obligations or in payment of the exercise price;

(xi) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(xii) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement, or as otherwise required by applicable Law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Benefit Plan or authorize cash payments in exchange for any options granted under any Company Benefit Plan, except as otherwise provided in this Agreement;

(xiii) redeem, repurchase, discharge, cancel, incur, assume, guarantee, prepay or otherwise acquire, become liable for or modify the terms of any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of wholly-owned Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b), and (C) indebtedness for borrowed money not to exceed $1,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) or (B), inclusive, and other than borrowings made under the Company’s revolving credit facility, including swing line loans, in the ordinary course of business consistent with past practice and necessary for the operation of the business;

(xiv) make or authorize capital expenditures in excess of the annual budgeted capital expenditure amount set forth in Section 6.1(b)(xiv) of the Company Disclosure Schedule, which expenditures shall be in accordance with the assets set forth in such annual budget and consistent in timing with past practice, except in exigent circumstances;

(xv) (A) enter into, terminate, materially amend or modify and any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract had it been entered into prior to the execution of this Agreement, (B) waive any material term of or any material default under, or release, settle or compromise any material claim or liability or obligation under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated by this Agreement (including in combination with any other event or circumstance);

(xvi) enter into any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument, other than such contracts entered into in the ordinary course of business consistent with past practice;

(xvii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, pledge lease, license, abandon, transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization), or subject to any material Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets, including the capital stock of Subsidiaries and Company Intellectual Property, except (A) pursuant to existing Contracts in effect prior to the execution of this Agreement and on the terms in effect on the date hereof or (B) in the ordinary course of business consistent with past practice;

(xviii) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or securitization) any Company Intellectual Property to any person, except (A) pursuant to existing Contracts in effect prior to the execution of this Agreement and on the terms in effect on the date hereof or (B) in the ordinary course of business consistent with past practice;

(xix) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement, or as otherwise required by applicable Law, enter into, terminate, amend, renew or extend any material collective bargaining agreement or other labor agreement;

(xx) cancel or fail to renew, without reasonable substitutes, any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;

(xxi) except as required by applicable law or the ordinary course of business, make or change any material Tax election, adopt or change any material Tax accounting method, settle, compromise or consent to any material Tax claim or assessment for an amount in excess of the reserve, surrender any right to claim a material refund of Taxes that was reserved for on the Company’s books;

(xxii) adopt, renew or implement a rights plan or similar arrangement; and

(xxiii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Access.

(a) Subject to compliance with applicable Law, the Company shall afford to Parent and its Representatives and Parent’s financing sources and their Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, Contracts, employees, commitments, books and records and, jointly with an employee of the Company or its Subsidiaries, customers and suppliers, and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish, promptly to Parent and its Representatives and Parent’s financing sources and their Representatives all information concerning its business, properties and personnel as may reasonably be requested. The foregoing notwithstanding, the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party, would cause the loss of attorney-client or work product privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or would constitute a violation of any applicable Law; provided, however, that information shall be disclosed subject to execution of a joint defense agreement in customary form, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws. No information or knowledge obtained by Parent pursuant to this Section 6.2(a) shall affect any representation or warranty of the Company.

(b) Parent hereby agrees that all information provided to it or its Representatives pursuant to Section 6.2(a) shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.3 No Solicitation.

(a) From the date of this Agreement to the Effective Time, the Company agrees that it shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, take any action to (i) solicit, initiate or facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (ii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person in connection with or for the purpose of facilitating any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal, (iii) other than the Offer and the Merger, approve or recommend any Alternative Proposal, (iv) enter into any agreement or letter of intent with respect to any Alternative Proposal, (v) grant any waiver, amendment or release under any standstill agreement or Takeover Laws for the purpose of allowing a third party to make an Alternative Proposal, or (vi) resolve or propose to do any of the foregoing. The Company shall, and shall cause its Representatives and Subsidiaries to, immediately cease all discussions with any person with respect to any Alternative Proposal, and promptly deliver a written notice to any person that entered into a confidentiality agreement in anticipation of potentially making an Alternative Proposal requesting the prompt return or destruction of all confidential information.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company has received an unsolicited bona fide written Alternative Proposal prior to the Acceptance Time from a third party (which Alternative Proposal does not arise out of any breach of this Section 6.3) and the Board of Directors determines, after consultation with its financial advisor and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, the Company may (i) participate in any discussions or negotiations with such person, or (ii) provide any non-public information to such person only if, prior to providing such information, the Company has received from such person an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any information that is provided to such person. An “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement.

(c) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day of the Company’s knowledge of any such event) notify Parent if (x) any inquiries, proposals or offers with respect to an Alternative Proposal are received by, (y) any non-public information is requested from or (z) any discussions are sought to be initiated or continued with, the Company, any of its Subsidiaries or Representative indicating the identity of the person making such inquiry, offer or proposal and the material terms and conditions thereof and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such inquiries, proposals or offers and the status of any such material discussions.

(d) Except as expressly provided in Section 6.3(e), at any time after the date hereof, the Board of Directors shall not (i) effect a Change of Recommendation or (ii) cause or permit the Company or any of its Subsidiaries to enter into any definitive Contract with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.3(b)) (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time,

(i) if the Company has received a bona fide written Alternative Proposal (which Alternative Proposal did not arise out of any breach of this Section 6.3) from any person that has not been withdrawn and that the Board of Directors concludes constitutes a Superior Proposal, (x) the Board of Directors may effect a Change of Recommendation with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, only if: (A) the Board of Directors concludes (after consultation with its financial advisors and outside legal advisors) that the failure of the Board of Directors to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law; (B) the Company shall have complied with all of its obligations under this Section 6.3; (C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) calendar days in advance (the “Notice Period”), to the effect that the Board of Directors has concluded constitutes a Superior Proposal and the Board of Directors has determined to effect a Change of Recommendation and/or to terminate this Agreement, which notice shall specify the identity of the person making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; (D) prior to effecting such Change of Recommendation or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate (if Parent has notified the Company that it desires to negotiate) with Parent and its Representatives in good faith to make such adjustments in the terms of this Agreement, so that such Alternative Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Alternative Proposal that the Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.3 (including Section 6.3(e)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new Determination Notice delivered pursuant to the immediately preceding proviso shall be reduced from three (3) calendar days to two (2) calendar days; and (E) in the case of any action contemplated by clause (y) of this Section 6.3(e), the Company shall concurrently terminate this Agreement in accordance with Section 8.1(g); or

(ii) other than in connection with an Alternative Proposal, the Board of Directors may take the actions specified in clauses (i), (iii)(B) or (v) in the definition of Change of Recommendation (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Board of Directors shall have determined, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, only if: (A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Board of Directors has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail (and provided that any material change to the facts and circumstances relating to such Intervening Event Change of Recommendation shall require a new notice and a new Notice Period); (B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate (if Parent has notified the Company that it desires to negotiate) with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and (C) at or following the end of such Notice Period, the Board of Directors concludes in good faith, after consultation with its outside legal advisors, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

(f) Nothing in this Agreement shall prohibit the Company or the Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal advisors) that the failure to do so would violate applicable Law; provided, however, that any such disclosure relating to an Alternative Proposal (other than a “stop, look and listen” or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors reaffirms the Recommendation in such disclosure.

(g) No Change of Recommendation or Intervening Event Change of Recommendation shall change the approval of the Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement and the Support Agreements. The Company agrees that if any of its Subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 6.3, the Company shall be deemed to be in breach of this Section 6.3.

(h) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person (other than Parent and its Subsidiaries) relating to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) any tender offer or exchange offer or other transaction that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of outstanding equity interests in the Company or any of its Subsidiaries (by vote or by value), (iii) the acquisition or licensing by any person of assets representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole (including equity interests of its Subsidiaries), or (iv) the acquisition by any person of fifteen (15%) or more of the total voting power or of any class of equity interests of the Company or any of its Subsidiaries.

(i) As used in this Agreement “Superior Proposal” shall mean a bona fide written Alternative Proposal (with all of the percentages included in the definition of Alternative Proposal increased to 50%) not arising out of any violation of Section 6.3, which the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, is more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the transactions contemplated by this Agreement (after taking into account any revisions offered by Parent to the terms and conditions of this Agreement or the transactions contemplated hereby).

Section 6.4 Filings; Other Actions.

(a) If the Company Stockholder Approval is required under the MBCA, as promptly as reasonably practicable following the consummation or expiration of the Offer, the Company shall prepare and file with the SEC a proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”), which shall, subject to Section 6.3, include the Recommendation.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, if the Company Stockholder Approval is required under the MBCA, the Company shall (i) take all action necessary in accordance with the MBCA and its Articles of Incorporation and Third Amended and Restated Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement, including the Merger (the “Company Stockholders Meeting”), as soon as practicable following the Acceptance Time, and (ii) subject to a Change of Recommendation, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. Notwithstanding the forgoing, if a Short Form Merger may be effected in accordance with Section 2.8 and Section 711 of the MBCA, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 2.2 without a Company Stockholders Meeting, in accordance with Section 711 of the MBCA. From and after the Acceptance Time, unless this Agreement is validly terminated in accordance with Section 8.1, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Board of Directors shall have effected a Change of Recommendation or Intervening Event Change of Recommendation.

Section 6.5 Employee Matters.

(a) With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plans”) in which any director, officer, employee, or consultant of the Company or any of its Subsidiaries (the “Company Employees”) or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time, to the extent permitted under Parent Benefit Plans and applicable Law, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any Parent Benefit Plans (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately before the Effective Time, (ii) all service of the Company Employees with the Company or any of its Subsidiaries, as the case may be, will be recognized for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant under the New Plans, other than benefit accruals under a defined benefit pension plan, to the extent such service was recognized or would have been recognized under a comparable Company Benefit Plan in which such Company Employee participates or is eligible to participate immediately prior to the Effective Time; (iii) Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of each New Plan to be waived or satisfied for each Company Employee and his or her covered dependents to the extent currently applicable to such persons and waived or satisfied under the comparable Company Benefit Plan for the year in which the Effective Time occurs; (iv) Parent shall provide each Company Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan, to the same extent such credit was given or would have been given under the comparable Company Benefit Plan, in satisfying any applicable deductible or annual maximum out-of-pocket or similar requirements under such New Plan; and (v) Parent shall apply any increase in the Company Employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the first day of the first plan year beginning after the Effective Time of either the comparable Company Benefit Plan or the New Plan (as applicable). Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(b) For the avoidance of doubt, Parent acknowledges that the consummation of the Merger shall constitute a “Change in Control” as defined in the Company Benefit Plans set forth on Section 6.5(b) of the Company Disclosure Schedule.

(c) During the period ending December 31, 2012, the Company or the Surviving Corporation, as applicable, will provide, and Parent will cause the Company or the Surviving Corporation, as applicable, to provide to the Company Employees (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such Company Employee by the Company immediately prior to the Effective Time, (ii) cash bonus opportunity, sales and service incentive award cash compensation opportunity provided to such Company Employee by the Company immediately prior to the Effective Time and (iii) employee benefits (other than defined benefit pension benefits, equity-based benefits, and as otherwise provided in (i) and (ii) above) that are substantially similar in the aggregate to those provided to such persons and their beneficiaries and dependents under the Company Benefit Plans, programs and arrangements of the Company in effect on the date hereof, but in no event less than those provided to those generally offered from time to time to similarly situated employees of Parent.

(d) The parties agree that all provisions in this Section 6.5 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Benefit Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other person, or (y) to continued employment with Parent, Company or any of their Affiliates or Subsidiaries, or (iii) reduce or eliminate any accrued or vested benefit under any Company Benefit Plan or any rights or benefits to which any individual may be entitled pursuant to the terms of any contract or agreement between such individual and the Company or any Subsidiary.

Section 6.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) the preparing and obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the preparing and making of all necessary registrations, filings and notices and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article VII, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any material fee, penalty or other consideration to any third party for any consents or approvals required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days, after the date hereof, file any and all required Notification and Report forms under the HSR Act with respect to the Offer, Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely preparing and making all such filings and timely preparing and obtaining all such consents, permits, authorizations or approvals, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly (i) notifying the other party of any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, (ii) furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, consider in good faith the views of the other party in connection with, and incorporate the other party’s reasonable comments with respect to, any proposed written communication to any Governmental Entity and/or any third party. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial Action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.7 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation and without the other party’s prior written consent, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system, in which case the party required to make the release shall use its reasonable best efforts to allow the other party reasonable time to comment on such release in advance of such issuance. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 6.9 Indemnification and Insurance.

(a) For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors or officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s Articles of Incorporation, Third Amended and Restated Bylaws and indemnification agreements set forth on Section 6.9(a) of the Company Disclosure Schedule, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of all reasonable and documented expenses incurred in the defense of any Claim, Action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any Claim, Action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such Claim, Action, suit, proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company’s Articles of Incorporation and Third Amended and Restated Bylaws. Any indemnification agreements with Covered Person in existence on the date of this Agreement set forth on Section 6.9(a) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(c) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms for events occurring before the Effective Time that is no less favorable than the Company’s existing policies in effect as of April 4, 2012 (the “Existing Policies”); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policies in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is set forth in Section 6.9(c) of the Company Disclosure Schedule), but in such case Parent shall maintain policies of directors and officers insurance and indemnification as closely approximating the terms of the Existing Policies that are obtainable for an aggregate annual premium not to exceed 300% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company (in either case, Parent and the Company shall cooperate and consult with each other in good faith with respect thereto) at or prior to the Effective Time for purposes of this Section 6.9(c), which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of six (6) years with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby; provided, however, that the annual premium for such insurance policies shall not exceed 300% of the last annual premium paid prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.

(f) From and after the Acceptance Time, the obligations under this Section 6.9 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 6.10 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Board of Directors) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Section 6.11 Certain Litigation. The Company and Parent shall cooperate and consult with one another, to the fullest extent possible, in connection with any pending or threatened stockholder litigation related to the transactions contemplated hereby; provided that, subject to Section 6.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or Representatives shall compromise or settle any such litigation unless Parent shall first have consented in writing (such consent not to be unreasonably conditioned, withheld or delayed). Without limiting the foregoing, the Company shall give consideration to Parent’s advice with respect to such litigation.

Section 6.12 Tax Matters. On the Closing Date, the Company shall deliver a certificate, in a form reasonably acceptable to Buyer, duly executed by the Company certifying that the Shares are not “U.S. real property interests” within the meaning of Section 897 of the Code, and shall provide notice of such certificate to the IRS in accordance with Section 1.897-2(h).

Section 6.13 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Unless the Merger is consummated pursuant to Section 711 of the MBCA, the Company Stockholder Approval shall have been obtained.

(b) Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer.

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

(d) No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 7.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 6.4 or 6.6 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger, may be abandoned at any time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either the Company or Parent prior to the Acceptance Time if (i) the Acceptance Time shall not have occurred on or before the End Date and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date; provided, however, that, if, as of the End Date, all conditions set forth in Annex I shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing and other than the conditions set forth in clause (ii) of Annex I and clause (iii)(a) of Annex I), then the End Date shall be extended to the nine (9) month anniversary of the date hereof, which shall be considered the End Date for all purposes of this Agreement;

(c) by either the Company or Parent prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law prohibiting or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such Law that is an injunction or order, such Law shall have become final and non-appealable; provided, however, that, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party who breached in any material respect its obligations under this Agreement in any manner that shall have caused, or resulted in, the enactment, issuance or entry of any such Law;

(d) by the Company prior to the Acceptance Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a Parent Material Adverse Effect and (ii) either cannot be cured by the End Date or has not been cured after the Company gives Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;

(e) by Parent prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Annex I and (ii) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) by the Company prior to the Acceptance Time if (i) the Board of Directors has concluded that an Alternative Proposal constitutes a Superior Proposal, (ii) the Company has complied in all material respects with Section 6.3, and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that this termination right is conditioned on and subject to the payment by the Company to Parent of the Termination Fee in accordance with Section 8.2(b), and any purported termination pursuant to this Section 8.1(f) shall be void and of no force or effect if the Company shall not pay the Termination Fee in accordance with Section 8.2(b); or

(g) by Parent prior to the Acceptance Time if (i) the Board of Directors makes a Change of Recommendation or Intervening Event Change of Recommendation, (ii) the Board of Directors approves any Alternative Proposal or resolves or agrees to take any such action or (iii) the Company shall have willfully breached or be deemed to have willfully breached in any material respect its obligations under Section 6.3.

Section 8.2 Notice of Termination; Effect of Termination.

(a) The party desiring to terminate this Agreement pursuant Section 8.1 shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination and any such termination shall be effective immediately upon delivery of such written notice to the other party. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors and Representatives; provided, however, Section 6.2(b), Section 6.8, this Section 8.2 and Article IX shall survive any termination of this Agreement; provided, further, that no party shall be relieved of any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event this Agreement is terminated by the Company pursuant to Section 8.1(f), the Company shall pay a fee of sixteen million six hundred thousand dollars ($16,600,000) in cash (the “Termination Fee”) to Parent prior to or concurrent with such termination.

(c) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), the Company shall pay the Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination.

(d) In the event that (i) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 8.1(b) or 8.1(e), (ii) prior to the time of such termination an Alternative Proposal has been publicly announced and not bona fide publicly withdrawn and (iii) at any time after the execution of this Agreement and prior to the date that is twelve (12) months after such termination, an Alternative Proposal is consummated or a definitive agreement related to an Alternative Proposal is entered into which is subsequently consummated; then in any such event the Company shall pay the Termination Fee to Parent prior to or concurrent with the consummation of such transaction. For purposes of clause (iii) of this

Section 8.2(d), references in the definition of “Alternative Proposal” to “15%” shall be “50%”. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(e) Any amount that becomes payable pursuant to this Section 8.2 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment.

(f) Each party acknowledges that this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Company, as the case may be, in the circumstances in which such Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement (other than as set forth in this Section 8.2(f)), in the event that any Termination Fee is paid pursuant to Sections 8.2(b), 8.2(c) or 8.2(d), Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former or current officers or directors for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of it Subsidiaries or any of their respective former or current officers or directors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Nothing contained in this Section 8.2(f) shall (i) relieve any party from liability for fraud or any willful and material breach of this Agreement or (ii) affect any party’s rights to specific performance, including as set forth in Section 9.5(b).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Acceptance Time and the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.5, 6.9, and 8.2 shall survive the consummation of the Merger.

Section 9.2 Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that all filing fees under the HSR Act shall be paid by Parent and Merger Sub.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 9.4 Governing Law.

(a) Other than as set forth in Section 9.4(b), this Agreement and all claims or causes of action whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction

(b) Article II and Article III of this Agreement and all claims or causes of action that may relate to Article II and Article III of this Agreement, or matters relating to fiduciary duties of the Board of Directors, shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

Section 9.5 Jurisdiction; Enforcement; Remedies.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder (including pursuant to Section 9.5(b), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, Action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.6 WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by (i) facsimile transmission, (ii) electronic mail, or (iii) reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), which shall also be submitted via electronic mail, addressed as follows:

To Parent or Merger Sub:

Danaher Corporation

Termessos Acquisition Corp.

2200 Pennsylvania Avenue N.W., Suite 800W

Washington DC 20037-1701

Attention: Attila Bodi

  Paul Hodgdon

Facsimile: (202) 419-7676

E-mail:     attila.bodi@danaher.com

  paul.hodgdon@danaher.com

Attention: Rodney Jackson

  Abhik Jain

Facsimile: (202) 419-7668

E-mail:     rodney.jackson@danaher.com

  abhik.jain@danaher.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:(212) 446-4900

Attention: Daniel Wolf, Esq.

  Joshua M. Zachariah, Esq.

E-mail:     daniel.wolf@kirkland.com

  joshua.zachariah@kirkland.com

To the Company:

X-Rite, Incorporated

4300 44th Street SE

Grand Rapids, Michigan 49512

Facsimile: (616) 803-2153

Attention: Rajesh K. Shah, Chief Financial Officer

E-mail:     rshah@xrite.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Facsimile:(312) 558-5700

Attention: Bruce A. Toth, Esq.

  Brian M. Schafer, Esq.

E-mail:     btoth@winston.com

  bschafer@winston.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto and the Confidentiality Agreement) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 6.9 (which shall be for the benefit of the Covered Persons), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if applicable, if any such amendment or wavier shall by applicable Law or by NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this

Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.14 Disclosure. Each party hereto has or may have set forth information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section of this Agreement to which it relates. A matter set forth in one section of such Disclosure Schedule need not be set forth in any other section of such Disclosure Schedule so long as its relevance to the latter section of such Disclosure Schedule or Section of the Agreement is reasonably apparent on the face of the information disclosed in such Disclosure Schedule to the person to which such disclosure is being made. The fact that any item of information is disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.15 Certain Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” means any actual or threatened Claim, action, suit, charge, lawsuit, litigation, grievance, mediation, demand, proceeding or investigation, whether legal, civil, criminal administrative or investigative.

“Affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter.

“Change of Recommendation” means any action or resolution or agreement to take action by the Board of Directors or the Company to (i) withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, the Recommendation with respect to the Offer or the Merger, (ii) approve or recommend an Alternative Proposal, (iii) (A) fail to publicly recommend against any Alternative Proposal within ten (10) Business Days after Parent so requests in writing or (B) fail to publicly reaffirm the Recommendation within five (5) Business Days after Parent so requests in writing; provided that, other than in connection with an Alternative

Proposal, Parent may only make two (2) such requests, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal, (v) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Alternative Proposal (other than an Acceptable Confidentiality Agreement).

“equity interests” means any share, capital stock, partnership, limited liability company, member or similar interest in any person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

“GAAP” means United States generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, in any jurisdiction in the world, including patents, inventions (whether or not patentable), processes, methodologies, manufacturing methods and processes, products, technologies, designs, formulae, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered, and all goodwill relating thereto), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical and/or research and development information and data, software (including source code, object code, data, databases and documentation related thereto), and any registrations or applications for registration of any of the foregoing.

“Intervening Event” means any material Event with respect to the Company occurring or arising after the date of this Agreement (other than an Alternative Proposal or a Superior Proposal) that that was neither known to the Board of Directors or officers of the Company nor reasonably foreseeable as of or prior to the date hereof, which becomes known to the Board of Directors prior to the Acceptance Time; provided that no Event shall constitute an Intervening Event if such Event resulted from or arose out of the announcement, pendency or consummation of the transactions contemplated by this Agreement.

“IRS” means the United States Internal Revenue Service.

“Key Stockholder Agreements” means, collectively, the Contracts set forth on Section 4.3(b) of the Company Disclosure Schedule.

“knowledge” means (i) with respect to Parent, the actual knowledge, after due inquiry, of the individuals listed on Section 9.15 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge, after due inquiry, of the individuals listed on Section 9.15 of the Company Disclosure Schedule.

“Lien” means any liens, Claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or Claims of payment not yet due, being diligently contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the Company’s December 31, 2011 balance sheet or (d) which was incurred in the ordinary course of business since December 31, 2011 and is not material.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Representative” means, with respect to any person, such person’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

Section 9.16 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptable Confidentiality Agreement”	Section 6.3(b)
“Acceptance Date”	Section 1.1(f)
“Acceptance Time”	Section 1.1(f)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 6.3(d)
“Alternative Proposal”	Section 6.3(h)
“Board of Directors”	Recitals

“Cancelled Shares”	Section 3.1(b)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.1(a)
“Claim”	Section 5.6
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Section 3.2(b)(iii)
“Company”	Preamble
“Company Benefit Plan”	Section 4.8(a)
“Company Disclosure Schedule”	Article IV
“Company Employees”	Section 6.5(a)
“Company Equity Awards”	Section 3.3(b)
“Company Intellectual Property”	Section 4.13(a)
“Company Material Adverse Effect”	Section 4.1
“Company Material Contracts”	Section 4.17(a)
“Company Permits”	Section 4.7(b)
“Company Restricted Shares”	Section 3.3(b)
“Company RSUs”	Section 3.3(b)
“Company SEC Filings”	Section 4.5(a)
“Company Stock Options”	Section 3.3(a)
“Company Stockholder Approval”	Section 4.16
“Company Stockholders Meeting”	Section 6.4(c)
“Confidentiality Agreement”	Section 1.2(c)
“Contract”	Section 4.4(c)
“Covered Persons”	Section 6.9(a)
“Debt”	Section 5.6
“Determination Notice”	Section 6.3(e)(i)
“Effective Time”	Section 2.3
“End Date”	Section 1.1(e)
“Environmental Law”	Section 4.20(b)
“ERISA”	Section 4.8(a)
“ERISA Affiliate”	Section 4.8(d)
“ESPP”	Section 3.4
“Event”	Section 4.1
“Exchange Act”	Section 1.1(a)
“Exchange Fund”	Section 3.2(a)
“Existing Policies”	Section 6.9(c)
“Expiration Date”	Section 1.1(e)
“Foreign Company Benefit Plan”	Section 4.8(g)
“Governmental Entity”	Section 4.4(b)
“Hazardous Substance”	Section 4.20(b)
“Independent Directors”	Section 1.3
“Intervening Event Change of Recommendation”	Section 6.3(e)(ii)
“Law” or “Laws”	Section 4.7(a)
“MBCA”	Recitals
“Merger”	Recitals

“Merger Consideration”	Section 3.1(a)
“Merger Sub”	Preamble
“Minimum Condition”	Section 1.1(b)
“NASDAQ”	Section 1.1(e)
“Notice Period”	Section 6.3(e)(i)
“Offer”	Recitals
“Offer Documents”	Section 1.1(d)
“Offer to Purchase”	Section 1.1(d)
“Option and Stock-Based Consideration”	Section 3.3(b)
“Option Consideration”	Section 3.3(a)
“Parent”	Preamble
“Parent Approvals”	Section 5.2(b)
“Parent Benefit Plans”	Section 6.5(a)
“Parent Disclosure Schedule”	Article V
“Parent Material Adverse Effect”	Section 5.1
“Parent SEC Filings”	Section 5.10(a)
“Paying Agent”	Section 3.2(a)
“Per Share Amount”	Recitals
“Preferred Stock”	Section 4.3(a)
“Promissory Note”	Section 1.4(b)
“Proxy Statement”	Section 6.4(a)
“Recommendation”	Section 4.4(a)
“Rights”	Section 4.3(g)
“Rights Agreement”	Section 4.3(g)
“Schedule 14D-9”	Section 1.2(b)
“Schedule TO”	Section 1.1(d)
“Shares”	Recitals
“Short Form Merger”	Section 2.8
“Solvency”	Section 5.6
“Solvent”	Section 5.6
“Specified Approvals”	Section 4.4(b)
“Superior Proposal”	Section 6.3(i)
“Support Agreements”	Recitals
“Surviving Corporation”	Section 2.1
“Takeover Laws”	Section 1.2(a)
“Tax” or “Taxes”	Section 4.12(b)
“Tax Return”	Section 4.12(b)
“Tender Offer Conditions”	Section 1.1(b)
“Termination Date”	Section 6.1(a)
“Termination Fee”	Section 8.2(b)
“Top-Up Shares”	Section 1.4(a)
“Top-Up Option”	Section 1.4(a)

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

TERMESSOS ACQUISITION CORP.

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	President and Chief Executive Officer

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex I

CONDITIONS TO THE OFFER

Conditions to the Offer. Notwithstanding any other provision of the Offer, but subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), neither Parent nor Merger Sub shall be required to accept for payment, and shall not be obligated to pay for any validly tendered and not withdrawn Shares or may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period or approval under the HSR Act, the antitrust Laws of Germany and Austria and any other material applicable foreign antitrust Law shall not have expired or been earlier terminated or obtained, or (iii) at any time after the date of the Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:

(a) a court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, order, decree, judgment, injunction or other ruling, in any case which is in effect and which prevents, prohibits or makes illegal the consummation of the Merger or the Offer;

(b) (i) any of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 4.3(a), 4.3(b) and 4.3(c)) (disregarding all qualifications and exceptions contained therein regarding knowledge, materiality or Company Material Adverse Effect) shall not be true and correct in each case at and as of the date of the Agreement or at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (ii) the representations and warranties of the Company set forth in Sections 4.3(a), 4.3(b) and 4.3(c) shall not be true and correct in all respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date, except where the failure to be so true and correct has not resulted and would not result in the Company, Parent and their Affiliates making payments (in the aggregate) with respect to any equity interests of the Company or any of its Subsidiaries greater than a de minimis amount;

(c) the Company shall not have in all material respects performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;

(d) there shall have occurred any Events that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in paragraphs (b), (c) and (d) of this Annex I shall have occurred and be continuing; or

(f) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions, solely to the extent permitted by Section 1.1 of the Agreement and Plan of Merger, dated as of April 10, 2012, among Danaher Corporation, a Delaware corporation (“Parent”), Termessos Acquisition Corp., a Michigan corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and X-Rite, Incorporated, a Michigan corporation (the “Agreement”), may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any time and from time to time. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I shall have the respective meanings ascribed thereto in the Agreement.

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